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                        INDEPENDENT ACCOUNTANTS' REPORT

The Board of Directors
Cyberian Outpost, Inc.

We consent to incorporation by reference in this registration statement on Form S-8 of Cyberian Outpost, Inc., for the registration of 2,000,000 shares of Common Stock for the Cyberian Outpost, Inc., 1998 Employee, Director and Consultant Stock Plan of our reports dated March 26, 1999, relating to the balance sheets of Cyberian Outpost, Inc., as of February 28, 1999 and 1998, and the related statements of operations, redeemable preferred stock and changes in stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended February 28, 1999, and the related schedule, which reports appear in the February 28, 1999 annual report on Form 10-K of Cyberian Outpost, Inc.

                                              /s/ KPMG LLP

Providence, Rhode Island
January 31, 2000